Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS STRONG FIRST QUARTER 2008 RESULTS

Revenue Increases 14% (7% organic); EPS Increases 9%

GREENWOOD VILLAGE, Colorado – April 24, 2008 – CIBER, Inc. (NYSE: CBR), today announced its results for the first quarter of 2008, ended March 31st.

First Quarter 2008 Highlights

•                  Record revenue of $294.5 million was $35.3 million (14%) higher than 1Q07, 7% of which was organic growth.

•                  Operating income of $14.9 million was 17% greater than the $12.7 million of the first quarter of 2007.

•                  EBITDA (see appended table) was $20.3 million, a $2.7 million (16%) increase compared to 1Q07.

•                  Cash Flow Provided by Operating Activities was a very strong $25.0 million versus a negative $8.7 million in 1Q07.

•                  Net income of $7.2 million was 9% higher than 1Q07 net income of $6.6 million.

•                  GAAP EPS of $0.12 per share was 9% higher than the year earlier quarter of $0.11 per share.

Management Comments

“2008 has commenced very solidly, particularly in organic revenue growth, setting a new record for quarterly revenue.  Strong results, especially in Europe and our US Commercial Division, contributed to first quarter strength,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We are very encouraged in the US as we begin the second quarter with headcount stability, recent wins in our Commercial and Federal Divisions and the pipelines in our ERP and our public sector divisions.  We believe the momentum of our operations will counter the negative economic forces that prevail in a few of the territories in which we operate.”

1Q08 Operational Highlights

US Commercial Division

•                  Revenue in this Division increased both sequentially and year-over-year.  Operating contributions grew 19% year-over-year.

•                  Several sizable wins, collectively approximating $175 million, many with offshore delivery participation, keyed the quarter’s Commercial Division wins.

European Division

•                  Continued headcount growth, broad demand, and the weaker US dollar all contributed to a solid quarter.  Revenue increased 40% quarter-over-quarter, 22% of which was organic.  Operating contribution increased 78% at the EBITA line.

•                  Improved results in most areas of our European operations, provided balanced growth in operating contributions and gained the highest Divisional revenue quarter in its history.

State & Local Government Division

•                  Significant receivable collections ($9.9 million) on aged City of New Orleans receivables contributed to the quarter’s strong cash flow.

•                  Reduction in lower margin subcontractors offset by additional consultants at better margins will help gross margins in the second quarter.

Federal Government Division

•                  Critical first time audit approval of our Federal accounting system in mid-March opens the path to more “prime” bidding by CIBER.

•                  Recompete wins in the quarter helped stabilize the base of operations for 2008.

CIBER Enterprise Solutions Division (CES) (US ERP)

•                  Wins totaling $27 million in the Oracle Practice alone in the quarter included the City & County of San Francisco, the University of Wisconsin and two universities.

•                  The large Pennsylvania Turnpike SAP project remains on schedule for delivery later this year.

•                  We continued to invest in our domestic SAP project delivery procedures, which held back operating contributions in this Division.

Eastern Asia-Pacific Operations

•                  New work in various verticals commenced in India in the March 2008 quarter.

•                  Australia gained two SAP wins in the retail sector, both with VAR license participation.

Pipeline and Wins Data

CIBER’s pipeline (US only) at March 31, 2008 was approximately $3.3 billion, a $0.4 billion (14%) increase from year-end 2007.  Wins (including Europe) were approximately $370 million for the quarter, a solid 1.25:1 book-to-bill ratio.

Balance Sheet Highlights (March 31, 2008)

•                  Working capital was flat with December 2007, at $174.8 million.

•                  DSOs on services, aided by New Orleans/FEMA collections, improved 2 days sequentially to 70 days.

•                  Treasury stock purchases were 800,000 shares at $5.08 per share.  A new authorization to buy up to $10 million in shares was announced in February.

•                  The Company purchased $61 million of its convertible debentures in the quarter: at March 31st CIBER owned $84 million of the $175 million debentures, the balance of which is putable to the Company in December 2008.

2Q08 and 2008 Outlook

•                  Second Quarter 2008

CIBER believes the second quarter of 2008 will achieve revenue of $290-300 million and GAAP EPS of $0.13-0.15 per share.

•                  Fiscal 2008

The Company is increasing its fiscal 2008 revenue guidance to $1.150 and $1.175 billion (6-9% greater than 2007) and increasing its annual GAAP EPS at $0.54-0.57 (15-21% greater than 2007) per share.

Conference Call and Webcast

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on Thursday, April 24, 2008 and may be heard live by visiting the Investor Relations portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial 800-218-9073 within the United States, and 303-262-2137 internationally, using the conference ID number 11111653.  A replay of the conference call will be available through May 24, 2008 by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11111653.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific.  Operating in 18 countries, with more than 8,000 employees and annual revenue over $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.  www.ciber.com.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share data	2007	2008
Consulting services	$244,958	$281,163
Other revenue	14,227	13,301
Total revenue	259,185	294,464

Cost of consulting services	179,878	205,120
Cost of other revenue	9,279	8,379
Selling, general and administrative expenses	55,980	64,491
Amortization of intangible assets	1,391	1,571
Operating income	12,657	14,903
Other expense, net	2,153	3,137
Income before income taxes	10,504	11,766
Income tax expense	3,939	4,589
Net income	$6,565	$7,177

Earnings per share – diluted	$0.11	$0.12

Weighted average shares – diluted	62,073	60,322

For the three months ended March 31, 2007 and 2008, respectively, earnings per share – basic were $0.11 and $0.12 and weighted average shares – basic were 61,520 and 60,263.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2007	March 31, 2008

Assets
Current assets:
Cash and cash equivalents	$31,717	$38,536
Accounts receivable, net	269,070	264,306
Prepaid expenses and other current assets	24,032	24,349
Deferred income taxes	9,384	11,417
Total current assets	334,203	338,608

Property and equipment, net	27,297	27,647
Intangible assets, net	475,677	480,939
Other assets	11,936	11,640
Total assets	$849,113	$858,834

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,538	$33,674
Accrued compensation and related liabilities	54,837	58,901
Current portion of long-term bank debt	9,108	3,355
Other accrued expenses and liabilities	53,493	62,396
Income taxes payable	5,447	5,451
Total current liabilities	158,423	163,777

Long-term bank debt	49,810	101,458
Debentures	152,000	90,985
Deferred income taxes	31,857	34,345
Total liabilities	392,090	390,565

Minority interest	2,464	2,943

Shareholders’ equity	454,559	465,326
Total liabilities and shareholders’ equity	$849,113	$858,834

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In thousands	2007	2008

Operating activities:
Net income	$6,565	$7,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,846	3,055
Amortization of intangible assets	1,391	1,571
Other, net	(19,519)	13,171
Net cash provided by (used in) operating activities	(8,717)	24,974

Investing activities:
Acquisition, net of cash acquired	(1,365)	(498)
Purchases of property and equipment, net	(2,218)	(2,971)
Net cash used in investing activities	(3,583)	(3,469)

Financing activities:
Employee stock purchases and options exercised	1,519	440
Purchases of treasury stock	(5,265)	(4,067)
Borrowings on long-term bank debt, net	3,503	45,658
Retirement of debentures	—	(58,979)
Other	74	113
Net cash used in financing activities	(169)	(16,835)

Effect of foreign exchange rate changes on cash	(204)	2,149
Net increase (decrease) in cash and cash equivalents	(12,673)	6,819
Cash and cash equivalents, beginning of period	33,319	31,717
Cash and cash equivalents, end of period	$20,646	$38,536

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                             Reconciliation of Revenue Growth Components

(Quarters Ended)

($ in Millions)

	March 31, 2007	Organic	Acquired	Foreign Exchange	Total	March 31, 2008

Commercial	$91.2	2.2%	0.0%	0.0%	2.2%	$93.2

Europe	71.2	21.5	2.0	16.7	40.2	99.8

State & Local Gov.	35.5	7.0	0.0	0.0	7.0	38.0

Federal Gov.	34.1	-6.2	0.0	0.0	-6.2	32.0

US ERP (CES)	27.2	1.1	14.7	0.0	15.8	31.5

	$259.2	6.9%	2.1%	4.6%	13.6%	$294.5

II.        Segment Operating Results Analysis

For the Quarters Ended March 31, 2007 and 2008

($ in millions)

	Three Months Ended
	March 31, 2007		March 31, 2008
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue By Divisions
Commercial*	$91.2	35%	$93.2	31%
Europe*	71.2	28	99.8	34
State & Local Gov.	35.5	14	38.0	13
Federal Gov.	34.1	13	32.0	11
US ERP (CES)	27.2	10	31.5	11
Total	$259.2	100%	$294.5	100%

		% of		% of
		Revenue		Revenue
Operating Income
Commercial*	$7.9	9%	$9.4	10%
Europe*	3.6	5	6.4	6
State & Local Gov.	3.6	10	3.2	8
Federal Gov.	2.6	8	1.4	4
US ERP (CES)	2.0	7	1.7	5
Corporate Expense	(5.6)	(2)	(5.6)	(2)
EBITA	$14.1	5%	$16.5	6%
Amortization Expense	(1.4)	(—)	(1.6)	(1)
Operating Income	$12.7	5%	$14.9	5%

*Commercial includes India’s results and domestic eliminations; Europe includes Eastern Asia/Pacific results.

III.        EBITDA Reconciliation to Net Income

(Quarters Ended)

(000’s omitted)

	March 31, 2007	March 31, 2008

Net Income	$6,565	$7,177
Income Tax	3,939	4,589
Pre-Tax Income	10,504	11,766
Other Expense, net	2,153	3,137
Operating Income	12,657	14,903
Share Based Comp.	655	769
Amortization	1,391	1,571
Depreciation	2,846	3,055
EBITDA	$17,549	$20,298

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